Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
BMC Communications/Trout Group	Enchira Biotechnology Corporation

Brad Miles x17 (for media inquiries)

Paul G. Brown, III

Jonathan Fassberg x16 (for investor inquiries)	Acting President
(212) 477-9007	(281) 364-6140

Enchira Biotechnology Announces Reduction in Force and Plan to Redeploy its Assets

Retains Howard, Frazier, Barker & Elliott to Assist in Redeployment

                The Woodlands, Texas—May 7, 2002—Enchira Biotechnology Corporation (Nasdaq:  ENBC) today announced that Howard, Frazier, Barker & Elliott has been engaged to review strategic alternatives for redeploying the Company’s assets, and in addition, the Company announced that it has reduced its headcount to the minimum necessary for such redeployment, retaining two officers, Daniel J. Monticello and Paul G. Brown, III, to complete its redeployment efforts.  Paul Brown has been elected to President to replace Dr. Peter P. Policastro, who resigned as President and CEO and from the Board.  Virtually all of the Company’s other officers and employees have resigned or been released.  In addition, R. James Comeaux also recently announced his resignation from the Company’s Board of Directors.

                Paul Brown, President of the Company during this redeployment phase, stated, “We have searched for alternative means of financing in order to sustain the Company’s research activities, but have been unsuccessful to date.”  Mr. Brown continued, “While we still believe that the Company’s portfolio of intellectual property assets have value, the Company no longer has sufficient resources to continue to develop its technology.  We have retained Howard, Frazier to maximize the value of the Company’s assets to our stockholders and, in connection with our decision to redeploy our assets, we have substantially cut the Company’s expenses to the minimum necessary to see such redeployment through to its conclusion.”

                Enchira Biotechnology is a drug discovery and development company engaged in the development of Anti-Cancer Ligand (ACL™) proteins that block validated receptor tyrosine kinase targets implicated in the most aggressive forms of cancer.  The Company discovers and develops its ACL™ proteins utilizing its proprietary drug development technology, as well as protein expression and production capabilities and pre-clinical expertise in the areas of cellular and tumor biology.  Additional information is available at the Company’s website: http://www.enchira.com.

                This document contains forward-looking statements relating to the discovery and development of molecules for treating various diseases, potential collaborations and strategic partnerships, that are subject to certain risks, uncertainties and assumptions, including but not limited to, the ability to successfully redeploy the Company’s assets and to achieve value for the Company’s assets.  Should these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in such forward-looking statements.  For a discussion of certain additional risks and assumptions, see “Risk Factors” included in the Company’s SEC filings.

SOURCE: Enchira Biotechnology Corporation